Exhibit 99.1

SKECHERS ANNOUNCES THIRD QUARTER 2021 FINANCIAL RESULTS

LOS ANGELES, CA. – October 28, 2021 – SKECHERS U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the third quarter ended September 30, 2021.

Third Quarter Highlights

•	Sales of $1.55 billion, a year-over-year increase of 19.2%
•	Direct-to-Consumer sales grew 44.1% and wholesale sales grew 10.5%
•	Diluted earnings per share of $0.66, a year-over-year increase of 61.0%
•	Cash, cash equivalents and investments of $1.18 billion

“Skechers achieved a new third quarter sales record surpassing $1.5 billion for the period, a remarkable achievement given the on-going supply chain disruptions,” began David Weinberg, Chief Operating Officer of Skechers. “The record quarter was the result of double-digit improvements in both our domestic and international businesses compared to the third quarter 2020, reflecting the relevancy of our product globally and a normalizing retail environment. Traffic increased in our Skechers stores, and we achieved growth of 44.1% and significantly higher gross margins in our Direct-to-Consumer business. Our Domestic and International Wholesale businesses both grew over 10%, an achievement given the global logistical challenges. The increases in International Wholesale came largely from double-digit increases in our Distributor sales, and strong performance in markets like China and India. As we look to the fourth quarter and into the first half of 2022, we believe supply chain constraints will remain a challenge, although we are beginning to see progress in key global ports, especially in Europe and other international markets. Nonetheless, we are proud of the execution of our global team to deliver our comfort technology footwear to retail stores and our partners around the world to meet the strong demand for Skechers products.”

“Comfort and technology remain at the core of who we are and why Skechers continues to be a leading global footwear brand. We offer signature comfort across the entire Skechers catalog, incorporating innovation, style and quality at a reasonable price. Supply chain constraints challenged our normal delivery speeds, but our teams worked tirelessly to move inventory as quickly as possible, delivering to our stores and partners in an effort to keep up with the demand,” stated Robert Greenberg, Chief Executive Officer of Skechers. “While we supported our business with pervasive advertising campaigns globally, we also focused on developing new product, creating what we believe is our strongest offering yet. This includes a growing seasonal collection, with styles comprised of recycled materials and building on our Fit offerings with consumers’ comfort in mind. Our accomplishments were many during the quarter—including remaining the third largest athletic footwear company in the world and achieving a new quarterly sales record for the period. That said, we believe the best is yet to come for Skechers.”

Third Quarter 2021 Financial Results

	Three Months Ended
	September 30,		Change
(in millions, except per share data)	2021	2020	$	%
Sales	$1,551.0	$1,300.9	$250.1	19.2
Gross profit	769.4	625.1	144.3	23.1
Gross margin	49.6%	48.1%		150	bps
Operating expenses	630.7	536.2	94.5	17.6
As a % of sales	40.7%	41.2%		(50	) bps
Earnings from operations	146.2	92.1	54.1	58.7
Operating margin	9.4%	7.1%		230	bps
Net earnings	103.1	64.3	38.8	60.3
Diluted earnings per share	$0.66	$0.41	$0.25	61.0

Third quarter sales increased 19.2% as a result of a 20.1% increase in domestic sales and an 18.6% increase in international sales. Domestic and international growth was driven by increases in both direct-to-consumer and wholesale, as COVID-19 impacts continued to ease. On a constant currency basis, the Company’s total sales increased 17.1%.

Sales grew across all segments with increases to Domestic Wholesale of 10.1%, International Wholesale of 10.6%, and Direct-to-Consumer of 44.1%. Improvements in Domestic Wholesale were the result of higher unit sales volume. International Wholesale increases were driven by growth of 61.9% in Distributor sales, 10.0% in China, and 67.5% in India, partially offset by an 11.0% decline in our European subsidiaries. Direct-to-Consumer sales grew across all channels, led by domestic and international retail stores, and achieved a double-digit increase in average selling price from higher prices and lower promotions. Direct-to-Consumer comparable same store sales increased 31.0%, driven by an increase of 33.7% domestically and 25.1% internationally.

Gross margin increased 150 basis points to 49.6% driven by Direct-to-Consumer gross margin growth, resulting from higher average selling prices, partially offset by declines in International Wholesale and Domestic Wholesale, due to higher average costs per unit.

Operating expenses increased $94.5 million, or 17.6%. Selling expenses increased by $33.8 million, or 39.4%, due to higher global advertising costs. General and administrative expenses increased by $60.7 million, or 13.5%, primarily as a result of higher labor costs as well as increased rent and warehouse and distribution expenses.

Earnings from operations increased $54.1 million to $146.2 million, an increase of 58.7%.

Net earnings were $103.1 million and diluted earnings per share were $0.66.

In the third quarter, the Company’s effective income tax rate was 15.6%.

“Skechers’ double-digit growth across all segments reflects continuing strong demand for our comfort technology products,” stated John Vandemore, Chief Financial Officer of Skechers. “Despite severe global supply chain challenges, we delivered record third quarter sales along with robust gross margins and fantastic earnings growth. Further, our global infrastructure investments continued, with our China distribution center becoming fully operational and excellent progress made on many other infrastructure and technology projects. We remain confident that as supply chain constraints ease, Skechers’ will be well positioned to meet the tremendous consumer demand for our products.”

Nine Months 2021 Financial Results

	Nine Months Ended
	September 30,		Change
(in millions, except per share data)	2021	2020	$	%
Sales	$4,637.1	$3,272.7	$1,364.4	41.7
Gross profit	2,298.6	1,541.4	757.2	49.1
Gross margin	49.6%	47.1%		250	bps
Operating expenses	1,811.1	1,476.5	334.6	22.7
As a % of sales	39.1%	45.1%		(600	) bps
Earnings from operations	505.1	76.0	429.1	564.6
Operating margin	10.9%	2.3%		860	bps
Net earnings	339.1	45.3	293.8	648.6
Diluted earnings per share	$2.17	$0.29	$1.88	648.3

Year-to-date sales increased 41.7% reflecting a 42.4% increase in domestic sales and a 41.2% increase in international sales with the largest contribution derived from International Wholesale growth. On a constant currency basis, the Company’s total sales increased 37.4%.

Sales grew across all segments with increases to Domestic Wholesale of 36.0%, International Wholesale of 35.6%, and Direct-to-Consumer of 58.9%. Improvements in Domestic Wholesale were the result of higher unit sales volume. International Wholesale had growth in China of 52.6% and Europe of 16.1%. Direct-to-Consumer had higher units sold and higher average selling prices. Direct-to-Consumer comparable same store sales increased 45.0%, driven by an increase of 49.4% domestically and 33.4% internationally.

Gross margin increased 250 basis points to 49.6% primarily driven by increased gross margins in the Direct-to-Consumer segment, which was the result of increased average selling prices and reduced promotional activity.

Operating expenses increased by $334.6 million or 22.7%. Selling expenses increased by $117.3 million or 53.3%, primarily due to higher global advertising costs. General and administrative expenses increased by $217.3 million or 17.3%, primarily due to higher labor and incentive compensation costs, global warehouse and distribution expenses, and rent.

Earnings from operations increased $429.1 million to $505.1 million.

Net earnings were $339.1 million and diluted earnings per share were $2.17.

The Company’s effective income tax rate was 19.0%.

Balance Sheet

Cash, cash equivalents and investments totaled $1.18 billion, a decrease of $398.3 million, or 25.2% from December 31, 2020 primarily as a result of repaying $452.5 million on our revolving credit facility in the second quarter of 2021.

Total inventory was $1.23 billion, an increase of $213.6 million or 21.0% from December 31, 2020. Increased inventory levels primarily reflect growth in the International Wholesale segment and higher merchandise in transit due to supply chain challenges with shipping and port delays.

Outlook

For the fiscal year 2021, the Company believes it will achieve sales between $6.15 billion and $6.20 billion and diluted earnings per share of between $2.45 and $2.50. Further, the Company believes that for the fourth quarter of 2021, it will achieve sales between $1.51 billion and $1.56 billion and diluted earnings per share of between $0.28 and $0.33.

Store Count

	Number of Store Locations as of			Number of Store Locations as of
	December 31, 2020	Opened	Closed(1)	September 30, 2021
Domestic stores	523	16	(23)	516
International stores	331	19	(6)	344
Joint venture stores	467	102	(77)	492
Distributor, licensee and franchise stores	2,570	422	(174)	2,818
Total Skechers stores	3,891	559	(280)	4,170
(1)	Does not reflect temporary closures due to the COVID-19 pandemic.

Third Quarter 2021 Conference Call

The Company will host a conference call today at 4:30 p.m. ET / 1:30 p.m. PT to discuss its third quarter 2021 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning October 28, 2021 at 7:30 p.m. ET, through November 11, 2021, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13723310.

About SKECHERS U.S.A., Inc.

Skechers, The Comfort Technology Company based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in the United States and over 170 countries and territories via department and specialty stores, and direct to consumers through 4,170 Company and third-party-owned retail stores and e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia, Israel and Mexico, and wholly-owned subsidiaries in Canada, Japan, India, Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, Twitter, and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to the COVID-19 pandemic; delays or disruptions in our supply chain; international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2020 and its quarterly report on Form 10-Q for the six months ended June 30, 2021. More specifically, the COVID-19 pandemic has had and may continue to have a significant impact on Skechers’ business, financial conditions, cash flow and results of operations. Forward-looking statements with respect to the COVID-19 pandemic include, without limitation, Skechers’ plans in response to this pandemic. At this time, there is significant uncertainty about the COVID-19 pandemic, including without limitation, (i) the duration and extent of the impact of the pandemic, (ii) governmental responses to the pandemic, including how such responses could impact Skechers’ business and operations, as well as the operations of its factories and other business partners, (iii) the effectiveness of Skechers’ actions taken in response to these risks, and (iv) Skechers’ ability to effectively and timely adjust its plans in response to the rapidly changing retail and economic environment. Taking these and other risk factors associated with the COVID-19 pandemic into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations:

Andrew Greenebaum

Addo Investor Relations

investors@skx.com

Press:

Jennifer Clay

Vice President, Corporate Communications

Skechers U.S.A., Inc.

(310) 318-3100

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	As of September 30,	As of December 31,
(in thousands)	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$952,076	$1,370,826
Short-term investments	90,577	100,767
Trade accounts receivable, net	758,713	619,800
Other receivables	81,362	69,222
Total receivables	840,075	689,022
Inventory	1,230,349	1,016,774
Prepaid expenses and other current assets	189,598	166,962
Total current assets	3,302,675	3,344,351
Property, plant and equipment, net	1,087,183	935,441
Operating lease right-of-use assets	1,130,279	1,171,521
Deferred tax assets	70,353	63,884
Long-term investments	139,052	108,412
Goodwill	93,497	93,497
Other assets, net	78,536	95,263
Total non-current assets	2,598,900	2,468,018
TOTAL ASSETS	$5,901,575	$5,812,369
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$846,101	$744,077
Operating lease liabilities	214,192	204,370
Accrued expenses	232,599	208,712
Current installments of long-term borrowings	43,742	52,250
Short-term borrowings	320	3,297
Total current liabilities	1,336,954	1,212,706
Long-term borrowings, excluding current installments	282,760	679,415
Long-term operating lease liabilities	1,010,499	1,065,069
Deferred tax liabilities	9,850	11,439
Other long-term liabilities	129,518	118,077
Total non-current liabilities	1,432,627	1,874,000
Total liabilities	2,769,581	3,086,706
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	135	134
Class B Common Stock	21	21
Additional paid-in capital	410,376	372,165
Accumulated other comprehensive loss	(44,510)	(27,285)
Retained earnings	2,475,481	2,136,400
Skechers U.S.A., Inc. equity	2,841,503	2,481,435
Noncontrolling interests	290,491	244,228
Total stockholders' equity	3,131,994	2,725,663
TOTAL LIABILITIES AND EQUITY	$5,901,575	$5,812,369

SKECHERS U.S.A., INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2021	2020	2021	2020
Sales	$1,550,957	$1,300,886	$4,637,147	$3,272,703
Cost of sales	781,513	675,765	2,338,587	1,731,349
Gross profit	769,444	625,121	2,298,560	1,541,354
Royalty income	7,519	3,216	17,654	11,061
	776,963	628,337	2,316,214	1,552,415
Operating expenses
Selling	119,775	85,926	337,519	220,222
General and administrative	510,941	450,285	1,473,570	1,256,228
Total operating expenses	630,716	536,211	1,811,089	1,476,450
Earnings from operations	146,247	92,126	505,125	75,965
Other income (expense)
Interest income	813	1,884	2,518	5,739
Interest expense	(3,348)	(4,643)	(10,878)	(11,428)
Other, net	(5,514)	7,726	(11,705)	15,882
Total other income (expense)	(8,049)	4,967	(20,065)	10,193
Earnings before income taxes	138,198	97,093	485,060	86,158
Income tax expense	21,497	14,983	92,027	18,104
Net earnings	116,701	82,110	393,033	68,054
Less: Net earnings attributable to noncontrolling interest	13,562	17,832	53,952	22,771
Net earnings attributable to Skechers U.S.A. Inc.	$103,139	$64,278	$339,081	$45,283
Net earnings per share attributable to Skechers U.S.A. Inc.
Basic	$0.66	$0.42	$2.18	$0.29
Diluted	$0.66	$0.41	$2.17	$0.29
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A. Inc.
Basic	155,835	154,462	155,413	154,061
Diluted	157,123	154,980	156,590	154,707

SKECHERS U.S.A., INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited)

	Three Months Ended September 30,		Change
(in millions)	2021	2020	$	%
Domestic Wholesale
Sales	$350.7	$318.4	32.3	10.1
Gross margin	36.0%	38.7%		(270	) bps
International Wholesale
Sales	$711.9	$643.4	68.5	10.6
Gross margin	44.9%	45.9%		(100	) bps
Direct-to-Consumer
Sales	$488.4	$339.1	149.3	44.1
Gross margin	66.3%	60.9%		540	bps
Total
Sales	$1,551.0	$1,300.9	250.1	19.2
Gross margin	49.6%	48.1%		150	bps

	Nine Months Ended September 30,		Change
(in millions)	2021	2020	$	%
Domestic Wholesale
Sales	$1,125.0	$827.1	297.9	36.0
Gross margin	37.5%	38.5%		(100	) bps
International Wholesale
Sales	$2,174.2	$1,603.8	570.4	35.6
Gross margin	45.5%	44.7%		80	bps
Direct-to-Consumer
Sales	$1,337.9	$841.8	496.1	58.9
Gross margin	66.4%	60.1%		630	bps
Total
Sales	$4,637.1	$3,272.7	1,364.4	41.7
Gross margin	49.6%	47.1%		250	bps

SKECHERS U.S.A., INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES (Unaudited)

Constant Currency Adjustment

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended September 30,
	2021			2020	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$1,551.0	$(28.1)	$1,522.9	$1,300.9	222.0	17.1
Cost of sales	781.6	(15.4)	766.2	675.8	90.4	13.4
Gross profit	$769.4	$(12.7)	$756.7	$625.1	131.6	21.1
Royalty income	7.5	(0.3)	7.2	3.2	4.0	125.0
Operating expenses	630.7	(9.4)	621.3	536.2	85.1	15.9
Earnings from operations	$146.2	$(3.6)	$142.6	$92.1	50.5	54.8
Other income (expense)	(8.0)	6.0	(2.0)	5.0	(7.0)	(140.0)
Income tax expense	21.5	(0.7)	20.8	15.0	5.8	38.7
Less: Noncontrolling interests	13.6	(1.0)	12.6	17.8	(5.2)	(29.2)
Net earnings	$103.1	$4.1	$107.2	$64.3	42.9	66.7
Diluted earnings per share	$0.66	$0.02	$0.68	$0.41	0.27	65.9

	Nine Months Ended September 30,
	2021			2020	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$4,637.1	$(139.6)	$4,497.5	$3,272.7	1,224.8	37.4
Cost of sales	2,338.5	(77.1)	2,261.4	1,731.3	530.1	30.6
Gross profit	$2,298.6	$(62.5)	$2,236.1	$1,541.4	694.7	45.1
Royalty income	17.6	(1.1)	16.5	11.1	5.4	48.6
Operating expenses	1,811.1	(43.0)	1,768.1	1,476.5	291.6	19.7
Earnings from operations	$505.1	$(20.6)	$484.5	$76.0	408.5	537.5
Other income (expense)	(20.0)	11.7	(8.3)	10.2	(18.5)	(181.4)
Income tax expense	92.0	(3.1)	88.9	18.1	70.8	391.2
Less: Noncontrolling interests	54.0	(4.5)	49.5	22.8	26.7	117.1
Net earnings	$339.1	$(1.3)	$337.8	$45.3	292.5	645.7
Diluted earnings per share	$2.17	$(0.01)	$2.16	$0.29	1.87	644.8